EX-12
                 Southern Indiana Gas And Electric Company

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                For the Five Years Ended December 31, 1997
                        1997     1996     1995     1994      1993
                                          (in thousands)
Earnings as Defined

Net income <F1>         $45,363  $42,841  $39,624  $41,025   $39,588
Add:
Income Taxes:
Current:
Federal                 28,402   11,773   7,031     15,257    5,880
State                   4,265    1,934    1,601      2,519    1,310
Deferred, net:
Federal                 (3,673)  10,081   7,771      (80)     9,682
State                   (278)    1,690    1,385      314      1,581
Deferred investment
tax credit, net         (1,457)  (1,443)  (1,556)    (1,846)  (1,868)
Interest on long-term
debt, net of AFUDC
 borrowed               17,223   17,987   18,168     16,546    17,012
Amortization of premium,
discount and expense
on debt                  671      690      694       852       773
Interest on short-
term debt                1,769    2,350    1,894     1,589     747
Interest component of
rent expense <F2>        456      438      565       416       405
Earnings as defined     $92,741  $88,341  $77,177   $76,592   $75,110
Fixed Charges as Defined
Interest on long-term
 debt                   $18,020  $18,432  $18,789  $18,604   $18,437
Amortization of premium,
 discount and expense
 on debt                 671      690      694      852       773
Interest on short-
term debt                1,769    2,350    1,894    1,589     747
Interest component of
 rent expense <F2>       456      438      565      416       405
Fixed charges as
 defined                $20,916  $21,910  $21,942  $21,461   $20,362
Ratio of Earnings to
 Fixed Charges <F3>     4.43     4.03     3.52     3.57      3.69

NOTES:
<F1> Net income, as defined, is before preferred dividend requirements.
<F2> One-third of rentals represents a reasonable approximation of the interest factor.
<F3> The ratios shown above do not reflect the fixed charge component in
SIGECO's power contract with OVEC. Inclusion of the component in the computation would not have a significant effect on the ratios.

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